Exhibit 99.1

American Integrity Insurance Group, Inc. Reports First Quarter 2025 Results

TAMPA, Fla., June 9, 2025 (GLOBE NEWSWIRE) American Integrity Insurance Group, Inc. (NYSE: AII), a Tampa-based property and casualty insurance holding company, successfully completed an initial public offering (“IPO”) on May 9, 2025. Immediately prior to the IPO, all of the outstanding equity of American Integrity Insurance Group, LLC was contributed to American Integrity Insurance Group, Inc. The financial results for the first quarter reflected are those of American Integrity Insurance Group, LLC. References to “American Integrity” or the “Company” prior to the consummation of the IPO refer to American Integrity Insurance Group, LLC and after the consummation of the IPO, refer to American Integrity Insurance Group, Inc.

American Integrity reported pre-tax income of $42.9 million and net income and adjusted net income1 of $38.1 million for the first quarter of 2025.

Highlights for the quarter include:.

•	Gross premiums written of $212.2 million, an increase of 43.9% compared to the first quarter of 2024;

•	Net premiums earned of $65.4 million, an increase of 66.5% compared to the first quarter of 2024;

•	Combined ratio of 42.9%; and

•	Net investment income of $4.1 million, an increase of 26.3% compared to the first quarter of 2024.

Management Commentary “Having just completed a successful IPO in May, I am pleased to report that American Integrity had an outstanding first quarter in 2025. These results reflect more than just performance—they reflect disciplined, strategic execution, and a culture aligned around a mission that matters,” said American Integrity Chief Executive Officer, Robert Ritchie. “We are grateful and humbled by the support that we have been shown by our new investors, and we look forward to discussing the quarterly results on our earnings call.”

First Quarter 2025 Commentary

•

Gross premiums written in the first quarter of 2025 increased by 43.9% to $212.2 million from $147.5 million in the first quarter of 2024. Gross premiums earned in the first quarter of 2025 increased by 33.9% to $210.2 million from $156.9 million in the first quarter of 2024. Net premiums earned in the first quarter of 2025 increased by 66.5% to $65.4 million versus the first quarter of 2024. The increase in gross premiums written, gross premiums earned, and net premiums earned in the first quarter of 2025 as compared to the first quarter of 2024 was driven primarily by our strategic participation in the Citizens Property Insurance Corporation (“Citizens”) take-out program, and an increase in premiums from new policies written through the Voluntary Market.

•	Ceded premiums earned in the first quarter of 2025 increased by 23.0% to $144.8 million compared to $117.7 million in the first quarter of 2024 due to the increase in our gross premiums earned.

•

Net investment income in the first quarter of 2025 increased 26.3% to $4.1 million compared to $3.2 million in the first quarter of 2024 driven by an increase in the size of our investment portfolio primarily driven by an increase in cash and cash equivalents and fixed-maturity securities.

[1]

Adjusted net income is a non-GAAP financial measure. Please see the discussion below under the heading “Reconciliation of Non-GAAP Financial Measures” for additional information concerning these and other non-GAAP financial measures.

•	Losses and loss adjustment expenses in the first quarter of 2025 increased 2.4% to $20.9 million compared to $20.4 million in the first quarter of 2024 driven by increased gross premiums earned.

•

Policy acquisition and other underwriting expenses in the first quarter of 2025 decreased 42% to $3.1 million compared to $5.4 million in the first quarter of 2024 driven by an increase in non-catastrophe ceded commissions and our participation in the Citizens take-out program of which such assumed policies do not carry any policy acquisition cost upon initial assumption of policies.

•

The loss ratio was 30.9% for the three months ended March 31, 2025, compared to 49.9% for the three months ended March 31, 2024, a decrease of 19 percentage points. The expense ratio was 12.0% for the three months ended March 31, 2025, compared to 26.0% for the three months ended March 31, 2024, a decrease of 14 percentage points.

•

The combined ratio was 42.9% for the three months ended March 31, 2025, compared to 75.9% for the three months ended March 31, 2024, a decrease of 33 percentage points. The decreases in the combined ratio, loss ratio and the expense ratio for the first quarter of 2025 were due to our net premiums earned increasing more than our loss and loss adjustment expenses, policy acquisition expenses and general and administrative expenses, in each case primarily due to our participation in the Citizens take-out program and the continued realization of operating leverage in the business.

•	Members’ equity increased 14.6% to $186.1 million as of March 31, 2025, compared to $162.4 million as of December 31, 2024.

•	The gross proceeds to American Integrity from the IPO were $100 million, before deducting underwriting commissions and estimated offering expenses of approximately $18.5 million.

•	There were 19,571,965 shares of common stock outstanding as of June 9, 2025.

Results of Operations

	Three Months Ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Gross premiums written	$212,150	$147,452	$64,699	43.9%
Change in gross unearned premiums	(1,994)	9,476	(11,470)	(121.0)%

Gross premiums earned	210,156	156,928	53,228	33.9%
Ceded premiums earned	(144,754)	(117,645)	(27,109)	23.0%

Net premiums earned	65,402	39,283	26,119	66.5%
Policy fees	2,204	1,554	650	41.8%
Net investment income	4,103	3,248	855	26.3%
Net realized gains (losses) on investments	16	6	9	153.9%
Other income	161	217	(57)	(26.1)%

Total Revenues	71,886	44,308	27,578	62.2%

Losses and loss adjustment expenses	20,862	20,365	496	2.4%
Policy acquisition expenses	3,107	5,354	(2,247)	(42.0)%
General and administrative expenses	5,008	5,282	(274)	(5.2)%

Total Expenses	28,977	31,001	(2,024)	(6.5)%

Income before taxes	42,909	13,307	29,602	222.5%
Income tax expense	4,813	1,201	3,613	300.9%

Net Income	$38,096	$12,106	$25,990	214.7%
Loss ratio[1]	30.9%	49.9%
Expense ratio[2]	12.0%	26.0%
Combined ratio[3]	42.9%	75.9%
Annualized return on equity[4]	92.9%	39.5%

(1)	Loss ratio is the ratio of losses and LAE to net premiums earned plus policy fees.
(2)	Expense ratio is the ratio of policy acquisition expenses and general and administrative expenses to net premiums earned plus policy fees.
(3)	Combined ratio is defined as the sum of the loss ratio and the expense ratio.
(4)	Annualized return on equity is defined as net income, annualized, divided by the average beginning and ending members’ equity during the applicable period.

Policies in-force and in-force premiums

Policies in-force represents the number of active insurance policies with coverage in effect as of the end of the period referenced. We utilize the change in the number of policies in force to assess the trajectories of our operations. In-force premium represents the annual premium for active insurance policies with coverage in effect as of the end of the period referenced.

	As of March 31,
($ in thousands)	2025	2024	% Change
Policies In-force	383,332	268,326	42.9%
In-Force Premium	$909,539	$675,486	34.6%

Policies in-force were 383,332 as of March 31, 2025, an increase of 42.9% compared to policies in-force of 268,326 as of March 31, 2024, and an increase of 7.6% compared to policies in-force of 356,108 as of December 31, 2024. The increase in our policies in-force was due to new policies written through the Voluntary Market and first quarter 2025 Citizens take-outs.

Reconciliation of Non-GAAP Financial Measures:

Adjusted net income (loss)

Adjusted net income (loss) is a non-GAAP financial measure defined as net income excluding net realized gains or losses on investments and excludes expenses incurred in connection with our IPO, net of tax impact. We use adjusted net income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance excluding the impact of realized gains and losses on the sale of securities, which we do not view as core to the underlying trends in our business. Adjusted net income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted net income differently.

Adjusted net income (loss) for the three months ended March 31, 2025, and 2024 reconciles to net income as follows:

	Three Months Ended March 31,
	2025		2024
($ in thousands)	Pre-tax	After tax	Pre-tax	After tax
Net Income	$42,909	$38,096	$13,307	$12,106
Less:
Net realized investment income	16	12	6	5

Adjusted net income (loss)	$42,893	$38,084	$13,301	$12,101

Underlying loss and loss adjustment expense ratio

Underlying loss and loss adjustment expense ratio is a non-GAAP measure. We calculate the underlying loss and loss adjustment expense ratio by subtracting current year net catastrophe losses and prior year net reserve development from total net losses and LAE and dividing that amount by the sum of total net premiums earned plus policy fees. We use the underlying loss and LAE ratio to allow us to analyze our loss trends before the impact of catastrophe losses and prior year reserve development. These two items can have a significant impact on our loss trends in a given period. We believe it is useful for investors to evaluate these components both separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net loss and LAE ratio. The underlying loss and LAE ratio should not be considered a substitute for net loss and LAE ratio and does not reflect the overall profitability of our business.

The following table summarizes loss ratios and underlying loss and LAE ratios for the three months ended March 31, 2025, and 2024:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Total Net Premiums Earned	$65,402	$39,283
Plus: Policy Fees	2,204	1,554

Total Net Premiums Earned Plus Policy Fees	$67,606	$40,837
Losses and Loss Adjustment Expenses, Net	$20,862	$20,365
Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	30.9%	49.9%
Less:
Current Year Net Catastrophe Losses	$—	$2,256
Prior Year Net Reserve Development	579	500

Underlying Loss and Loss Adjustment Expenses, Net	$20,283	$17,609
Underlying Loss and Loss Adjustment Expense Ratio (% Net Premiums Earned Plus Policy Fees)	30.0%	43.1%

Conference Call

American Integrity will hold a conference call to discuss results at 9:30 a.m. Eastern Time on June 10, 2025, hosted by Chief Executive Officer Robert Ritchie, President Jon Ritchie, and Chief Financial Officer Ben Lurie.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.aii.com.

Listen-only toll-free number: (800) 715-9871

Listen-only international number: +1 (646) 307-1963

Listen-only Canada-Toronto: (647) 932-3411

Conference ID: 6677350

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Eve Siskin via email at esiskin@aii.com.

A replay of the call will be available by telephone after 8:00 p.m. Eastern Time on the same day as the call and via the Investor Information section of the American Integrity website at www.aii.com.

North America toll-free number: +1 (800) 770-2030

International: +1 (609) 800-9909

Replay ID: 6677350#

The replay will expire on June 10, 2026, at 11:59 p.m. Eastern Time.

About American Integrity Insurance Group, Inc.

American Integrity Insurance Group is one of Florida’s leading providers of residential property insurance, proudly serving more than 383,000 policyholders. Headquartered in Tampa, Florida, the company continues to set the standard in the industry by empowering homeowners and fostering a culture defined by integrity, resilience, and excellence.

Forward-Looking Statements

Certain statements in this press release and on the related teleconference call may be forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: our outlook; our business strategy; writing new business and retaining existing policies; availability of reinsurance coverage; expectations on future growth; future Citizens take-out opportunities; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; reserves for losses and loss adjustment expenses; competition; future regulatory, judicial and legislative changes; forecasts of future revenues and appropriately planning our expenses; and long-term; and our plans regarding our capital expenditures and investment portfolio as our business grows. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “would” or the negative of these terms or other similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the potential that we may face significant losses due to being a property and casualty insurer and our exposure to catastrophic events and severe weather conditions, which can be unpredictable; our loss reserves are estimates and may be inadequate to cover our actual liability for losses, and actual claims incurred have exceeded, and in the future may exceed, reserves established for claims; the dependence of our financial results on the regulatory, legal, economic and weather conditions in Florida due to the fact that we conduct substantially all of our business in Florida; changing climate conditions may increase the severity and frequency of catastrophic events and severe weather conditions; dependence upon the effectiveness of exclusions and other loss limitation methods in the insurance policies we assume or write; reliance upon third-party distribution partners, including independent insurance agents, homebuilder-affiliated agents and national insurance carriers; our ability to pursue Citizens’ take-out opportunities; cyclical changes in the insurance industry; our ability to obtain reinsurance coverage at commercially reasonable rates, or at all; credit risk of our reinsurers who may suffer a downgrade; the inherent uncertainty of models and our reliance on such models as a tool to evaluate risk, and the dependence of our results upon our ability to accurately price the risks we underwrite; the possibility that our information technology systems may fail or be disrupted; our ability to expand our business and the possible need to acquire additional capital in the future to fund such expansion; the ability of our claims department, or the third-party claims adjusters whom we may engage, to effectively manage or remediate claims as well as unanticipated increases in the severity or frequency of claims; the possibility that actual renewals of our existing policies will not meet expectations; increased competition and market conditions, including changes in our financial stability and credit ratings; the extensive regulatory environment in which we operate that requires approval of rate increases, can mandate rate decreases, and that can dictate underwriting practices and mandate participation in loss sharing arrangements, and other potential further restrictive regulation we may face; assessments or competition for government entities may create short-term liabilities or affect our ability to underwrite more policies; and other risks identified in Part II, Item 1A “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Securities and Exchange Commission on June 9, 2025. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Company Contact:

Ben Lurie, CFO

American Integrity Insurance Group, Inc.

Tel (813) 551-1014

blurie@aii.com

Condensed Consolidated Balance Sheets

(In thousands, except unit and per unit data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost of $206,096 and $214,505, respectively)	$206,232	$214,045

Total investments	206,232	214,045
Cash and cash equivalents	236,416	173,220
Restricted cash	4,306	6,052
Premiums receivable, net	56,493	51,594
Accrued investment income	1,936	2,174
Prepaid reinsurance premiums	178,399	268,254
Reinsurance recoverable, net	439,704	462,097
Property and equipment, net	1,755	1,843
Right-of-use assets – operating leases	2,019	2,498
Other assets	7,488	16,368

Total assets	$1,134,748	$1,198,145

Liabilities and members’ equity
Liabilities:
Unpaid losses and loss adjustment expenses	$431,620	$475,708
Income tax payable	18,290	11,873
Unearned premiums	423,875	421,881
Reinsurance payable	1,277	56,348
Advance premiums	20,512	6,561
Deferred income tax liability, net	33	1,122
Long-term debt	926	1,029
Lease liabilities – operating leases	2,110	2,612
Deferred policy acquisition costs, net unearned ceding commissions	26,836	31,931
Other liabilities and accrued expenses	23,211	26,688

Total liabilities	$948,690	1,035,753

Commitments and contingencies (Note 18)
Temporary members’ equity:
Class B units (27,900 authorized, issued and outstanding at March 31, 2025 and December 31, 2024, no par value)	—	—
Members’ equity:
Class A units (92,096 authorized, issued and outstanding at March 31, 2025 and December 31, 2024, no par value)	10,287	10,287
Class C units (2,904 authorized, issued and outstanding at March 31, 2025 and December 31, 2024, no par value)	—	—
Retained earnings	175,653	152,432
Accumulated other comprehensive loss, net of taxes	118	(327)

Total members’ equity	186,058	162,392

Total liabilities and members’ equity	$1,134,748	$1,198,145

Condensed Consolidated Statement of Operations and Comprehensive Income (unaudited)

(In thousands, except unit and per unit data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Gross premiums written	$212,150	$147,452
Change in gross unearned premiums	(1,994)	9,476

Gross premiums earned	210,156	156,928
Ceded premiums earned	(144,754)	(117,645)

Net premiums earned	65,402	39,283
Policy fees	2,204	1,554

Net investment income	4,103	3,248
Net realized gains (losses) on investments	16	6
Other income	161	217

Total revenues	71,886	44,308

Expenses:
Losses and loss adjustment expenses, net	20,862	20,365
Policy acquisition expenses	3,107	5,354
General and administrative expenses	5,008	5,282

Total expenses	28,977	31,001

Income before income taxes	42,909	13,307

Income tax expense	4,813	1,201

Net income	38,096	12,106

Other comprehensive income:
Unrealized holding gains on available-for-sale securities, net of taxes	457	41
Reclassification adjustment for net realized gains, net of taxes	(12)	(5)

Total other comprehensive income	445	36

Comprehensive income	$38,541	$12,142

Earnings per unit:
Basic and diluted earnings per unit	$292.15	$94.27

Weighted average units outstanding – Basic and diluted	122,900	122,900

Condensed Consolidated Statement of Cash Flows (unaudited)

(In thousands)
	Three Months Ended March 31,
	2025	2024
Operating activities
Net income	$38,096	$12,106
Adjustments to reconcile net income to net cash from operating activities:
Amortization and depreciation	497	688
Deferred income taxes	(1,090)	(914)
Net realized (gains) losses	(16)	(6)
Changes in operating assets and liabilities:
Premiums receivable	(4,899)	(3,183)
Accrued investment income	238	(253)
Prepaid reinsurance premiums	89,856	110,565
Reinsurance recoverable	22,394	(36,511)
Other assets	8,879	200
Unpaid losses and loss adjustment expense	(44,089)	(17,773)
Unearned premiums	1,994	(37,611)
Reinsurance payable	(55,072)	(61,061)
Advance premiums	13,950	11,135
Income taxes payable (recoverable)	6,418	2,120
Operating lease payments	(501)	(514)
Deferred policy acquisition costs, net unearned ceding commissions	(5,095)	7,677
Other liabilities and accrued expenses	(3,475)	(6,816)

Net cash from (used in) operating activities	68,085	(20,151)

Investing activities
Purchases of property and equipment	(108)	(595)
Proceeds from sales and maturities of fixed maturity securities	59,870	3,532
Purchases of fixed maturity securities	(51,419)	(7,487)
Proceeds from sales and maturities of short-term investments	—	(14)

Net cash from (used in) investing activities	8,343	(4,564)

Financing activities
Cash distributions to members	(14,875)	(4,022)

Repayment of long-term debt	(103)	(103)

Net cash used in financing activities	(14,978)	(4,125)

Net increase in cash and cash equivalents	61,450	(28,840)
Cash, cash equivalents and restricted cash at beginning of year	179,272	62,168

Cash, cash equivalents and restricted cash at end of year	$240,722	$33,328

Supplemental disclosures of cash flow information
Interest paid	$0	$30
Income taxes paid (refund)	$0	$0